Exhibit 6
CONSENT OF THE TRUSTEE
     Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, as amended, and in connection with the proposed issue of TEPPCO Partners, L.P. Debt Securities, The Bank of New York Trust Company, N.A. hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

THE BANK OF NEW YORK TRUST COMPANY, N.A.
By:	/s/ ALMA MARCELLA BURGESS
	Name:	Alma Marcella Burgess
	Title:	Assistant Vice President

Houston, Texas
May 14, 2007